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MASON HILL HOLDINGS, INC.                                        EXHIBIT NO. 11

COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
(unaudited)

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                                                      Nine months ended      Nine months ended
                                                      December 31, 2000      December 31, 1999
                                                      =================      ==================
BASIC & DILUTED

Shares outstanding, beginning of period                   12,726,269               8,940,988
Weighted average number of shares issued                   2,634,105                  90,500
                                                        ------------           -------------
Weighted average number of common shares outstanding      15,360,374               9,031,488
                                                        ============           =============
Net income (loss)                                       $ (1,889,539)          $     763,382
                                                        ============           =============
Net income (loss) per common share                      $      (0.12)          $        0.08
                                                        ============           =============


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